Exhibit 99.1

Company Contact:
Robert Herlin, Executive Chairman
(713) 935-0122
bherlin@evolutionpetroleum.com

Evolution Petroleum Announces Results for the
Fiscal 2019 First Quarter and
Declares Quarterly Common Stock Dividend

Houston, TX, November 7, 2018 - Evolution Petroleum today reported financial and operating highlights for its fiscal first quarter ended September 30, 2018, with comparisons to the fiscal fourth quarter ended June 30, 2018 (the "prior quarter") and the quarter ended September 30, 2017 (the "year-ago quarter").
Highlights for the Quarter:

•	Revenues for the fiscal first quarter of 2019 were $12.3 million, an increase of 47% over the year- ago quarter.

•	Net income inclusive of the Enduro breakup fee, was $5.8 million in the fiscal first quarter of 2019, or $0.17 per common share, an increase of 171% from the year-ago quarter.

•	Received $1.1 million cash transaction breakup fee related to the Enduro acquisition effort.

•	Paid 20th consecutive quarterly cash dividend on common shares, in the amount of $0.10 per share and totaling $3.3 million.

•	Continued to strengthen balance sheet, ending the quarter with $29.5 million of working capital, primarily all cash, and remain debt free.
Robert Herlin, Executive Chairman and Interim CEO, commented ''We are pleased that the Company continues to demonstrate strong results for our shareholders. Going forward, Delhi production will benefit from the infill drilling program as CO2 penetrates reservoirs around the new injection wells and mobilizes oil to producer wells, coupled with the recent resumption of CO2 injection in the areas of drilling. Operating costs are up as a result of these increased volumes of purchased CO2 and higher price of purchased CO2, which is tied directly to the price of oil received within the field. Separately, the $1.1 million breakup fee we received from Enduro partially offset the disappointment of being outbid in that transaction. We continue to actively evaluate opportunities that meet our criteria in a disciplined manner to grow our assets and reward shareholders through sustainable and growing dividends.''

Financial Results for the Quarter Ended September 30, 2018
Operating revenues were $12.3 million for the quarter, based on an average realized oil price of $71.72 per barrel and an average realized NGL price of $37.28 per BOE, and Evolution generated $6.0 million in income from operations. In the year-ago quarter, operating revenues were $8.4 million with income from operations of $2.5 million, based on an average realized oil price of $46.96 per barrel and an average realized NGL price of $22.69 per BOE. Net production volumes were 1,992 barrels of oil equivalent per day (''BOEPD''), slightly up from the 1,978 BOEPD from last quarter and slightly down from the year ago quarter's 2,086 BOEPD. Net income for the quarter was $5.8 million, or $0.17 per diluted share, compared to $4.5 million, or $0.14 per diluted share, in the previous quarter and $2.1 million, or $0.06 per diluted share in the year-ago quarter.
Production costs in the Delhi field were $3.5 million in the current quarter, an increase of 20% from $2.9 million in the prior quarter and 26% higher than $2.8 million in the year-ago quarter. Purchased CO2 volumes were 69.6 million cubic feet (MMcf) per day, up 54% from 45.3 MMcf per day in the prior quarter, combined with a 6% increase in CO2 pricing accounting for all of this increase. Production costs other than CO2 were flat as compared to the previous quarter and 18% higher than the year-ago quarter.
General and administrative (''G&A'') expenses were $1.3 million for the current quarter, a 23% decrease compared to the prior quarter which included significantly higher consulting and legal expenses for the Enduro acquisition. G&A expenses declined 17% from the year-ago quarter primarily due to higher noncash stock-based compensation expense and severance pay incurred in the year-ago quarter, partially offset by higher board compensation expense in the current quarter. The Company continues to carefully evaluate and prudently manage G&A expenses to maximize cash flow from operations and funds available for our dividend strategy and potential growth opportunities.
Higher current quarter income taxes were due to a 4% higher effective tax rate primarily due to the reduced amount of statutory depletion carryover available, partially offset by a 13% reduction in the federal statutory tax rate from 34% to 21% as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Delhi Operations and Capital Spending
Gross production at Delhi averaged approximately 7,599 BOEPD during the quarter, a 0.7% increase from the prior quarter and a decrease of 4.5% from the year-ago quarter. In the current quarter, the field benefited slightly from some of the infill wells recently drilled and completed. Due to the nature of the EOR project, full benefit of the infill wells is not expected to be realized immediately due to CO2 flood response time. Only a portion of the new wells produced at some point during the current quarter, and Evolution expects production from the infill wells to gradually ramp up over the next two quarters. The Company does not expect a significant increase in overall production from the field due to the infill program, rather the Company expects that overall field production in general will be held flat for an extended period with the possibility of a small increase.
During the quarter, Evolution incurred $1.8 million of capital expenditures related to the twelve well infill drilling program, which targeted productive oil zones which were not being swept effectively by the current CO2 flood operations. Additionally, the Company recorded $0.3 million of capital expenditures associated with the NGL plant and capital maintenance, and $0.6 million for infrastructure in advance of drilling and pattern development in Phase V, the next round of anticipated field development. Current expectations for net capital spending for the remainder of the fiscal year ending June 30, 2019 is approximately $2.0 to $2.5 million for the completion of the infill drilling program, ongoing Phase V water curtain infrastructure projects and conformance projects. These conformance projects are not individually material and are unlikely to have a significant impact on capital spending during the fiscal year. The Company believes that the operator will continue the development of the field through Phase V in Evolution's fiscal year 2020.
Liquidity and Outlook
Working capital increased by $1.8 million from the prior quarter after paying $3.3 million in common stock dividends during the quarter, and the Company ended the quarter with $29.5 million in working capital with no debt drawn on its reserve-based credit facility. The Company is well positioned to fund further profitable development of the Delhi field throughout fiscal 2019 and 2020 and retain ample financial resources to capitalize on new growth opportunities and funding for the current dividend program.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.10 per share of common stock, which will be paid on December 31, 2018 to common stockholders of record on December 14, 2018. This will be the 21st consecutive quarterly cash dividend on the common stock, which has been paid since the end of calendar year 2013. To date, the Company has paid out $49.5 million to shareholders as dividends. Maintaining and growing the common stock dividend remains a priority for the Company going forward.
Quarterly Conference Call
Evolution will hold its quarterly conference call on Thursday, November 8, 2018, at 10:30 a.m. Eastern (9:30 a.m. Central). The call will be followed by a question and answer session. To access the conference call by phone, please dial 1-855-327-6837 (U.S. & Canada) or 1-631-891-4304 (International). To listen live via webcast or to hear a rebroadcast, please go to www.EvolutionPetroleum.com.
To listen live via webcast over the internet, click the link http://public.viavid.com/index.php?id=131807 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through November 15, 2018 and will be accessible by calling 1-844-512-2921 (toll-free United States & Canada); 1-412-317-6671 (toll International) with the replay pin number of 10005661.
Upcoming Investor Conference Presentation
David Joe, Chief Financial Officer of Evolution, will present at the Southwest IDEAS Investor Conference on Thursday, November 15, 2018 at the Fairmont Dallas in Dallas, Texas. Evolution’s presentation is scheduled to begin at 10:40 a.m. Central Time (11:40 a.m. Eastern Time). The presentation materials will be available on the Company’s website the day of the event. The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC.
If interested in attending or learning more about the IDEAS conferences, please contact Phillip Kupper, (817) 778 -8339, pkupper@threepa.com.

About Evolution Petroleum
Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Company Contact:
Robert Herlin, Executive Chairman
(713) 935-0122
bherlin@evolutionpetroleum.com

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,		June 30,
	2018	2017	2018
Revenues
Crude oil	$11,397,452	$7,829,255	$10,499,289
Natural gas liquids	909,627	572,712	794,896
Total revenues	12,307,079	8,401,967	11,294,185
Operating costs
Production costs	3,458,430	2,755,682	2,894,122
Depreciation, depletion and amortization	1,548,460	1,540,122	1,522,127
General and administrative expenses *	1,305,262	1,569,704	1,695,273
Total operating costs	6,312,152	5,865,508	6,111,522
Income from operations	5,994,927	2,536,459	5,182,663
Other
Enduro transaction breakup fee	1,100,000	—	—
Interest and other income	46,571	14,850	33,618
Interest expense	(29,345)	(20,455)	(39,344)
Income before income taxes	7,112,153	2,530,854	5,176,937
Income tax provision	1,316,352	390,322	644,187
Net income available to common stockholders	$5,795,801	$2,140,532	$4,532,750

Earnings per common share
Basic	$0.18	$0.06	$0.14
Diluted	$0.17	$0.06	$0.14
Weighted average number of common shares
Basic	33,102,292	33,089,244	33,136,358
Diluted	33,119,057	33,147,508	33,174,543

* General and administrative expenses for the three months ended September 30, 2018, September 30, 2017 and June 30, 2018 included non-cash stock-based compensation of $215,373, $487,484 and $42,534, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2018	June 30, 2018
Assets
Current assets
Cash and cash equivalents	$28,842,362	$24,929,844
Restricted cash	—	2,751,289
Receivables	4,334,897	3,941,916
Prepaid expenses and other current assets	940,236	524,507
Total current assets	34,117,495	32,147,556
Oil and natural gas property and equipment, net (full-cost method of accounting)	62,437,633	61,239,746
Other property and equipment, net	26,264	30,407
Total property and equipment	62,463,897	61,270,153
Other assets	236,620	244,835
Total assets	$96,818,012	$93,662,544
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,055,008	$3,432,568
Accrued liabilities and other	418,653	874,886
State and federal income taxes payable	1,175,792	122,760
Total current liabilities	4,649,453	4,430,214
Long term liabilities
Senior secured credit facility (Note 14)	—	—
Deferred income taxes	10,830,815	10,555,435
Asset retirement obligations	1,442,868	1,387,416
Total liabilities	16,923,136	16,373,065
Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,157,852 and 33,080,543 shares issued and outstanding as of September 30, 2018 and June 30, 2018, respectively	33,157	33,080
Additional paid-in capital	41,882,949	41,757,645
Retained earnings	37,978,770	35,498,754
Total stockholders’ equity	79,894,876	77,289,479
Total liabilities and stockholders’ equity	$96,818,012	$93,662,544

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income attributable to the Company	$5,795,801	$2,140,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,552,249	1,554,189
Stock-based compensation	215,373	487,484
Deferred income tax expense	275,380	19,513
Changes in operating assets and liabilities:
Receivables	(392,981)	(300,581)
Prepaid expenses and other current assets	(415,729)	96,296
Accounts payable and accrued expenses	(427,113)	(166,904)
Income taxes payable	1,053,032	370,745
Net cash provided by operating activities	7,656,012	4,201,274
Cash flows from investing activities
Capital expenditures for oil and natural gas properties	(3,089,006)	(508,042)
Net cash used in investing activities	(3,089,006)	(508,042)
Cash flows from financing activities
Cash dividends to common stockholders	(3,315,785)	(2,481,471)
Common share repurchases, including shares surrendered for tax withholding	(89,992)	(110,753)
Net cash used in financing activities	(3,405,777)	(2,592,224)
Net increase in cash, cash equivalents and restricted cash	1,161,229	1,101,008
Cash, cash equivalents and restricted cash, beginning of period	27,681,133	23,028,153
Cash, cash equivalents and restricted cash, end of period *	$28,842,362	$24,129,161
* At September 30, 2018 and 2017, there were no restricted cash balances.

Supplemental disclosures of cash flow information:	Three Months Ended September 30,
	2018	2017
Income taxes paid	$462,395	$—
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(405,645)	114,729
Oil and natural gas property costs incurred through recognition of asset retirement obligations	31,268	—

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	Sept. 30, 2018	June 30, 2018	Variance	Variance %
Oil and gas production:
Crude oil revenues	$11,397,452	$10,499,289	$898,163	8.6%
NGL revenues	909,627	794,896	114,731	14.4%
Total revenues	$12,307,079	$11,294,185	$1,012,894	9.0%

Crude oil volumes (Bbl)	158,906	155,762	3,144	2.0%
NGL volumes (Bbl)	24,401	24,161	240	1.0%
Equivalent volumes (BOE)	183,307	179,923	3,384	1.9%

Crude oil (BOPD, net)	1,727	1,712	15	0.9%
NGLs (BOEPD, net)	265	266	(1)	(0.4)%
Equivalent volumes (BOEPD, net)	1,992	1,978	14	0.7%

Crude oil price per Bbl	$71.72	$67.41	$4.31	6.4%
NGL price per Bbl	37.28	32.90	4.38	13.3%
Equivalent price per BOE	$67.14	$62.77	$4.37	7.0%

CO2 costs	$1,483,852	$916,314	$567,538	61.9%
Other production costs	1,974,578	1,977,808	(3,230)	(0.2)%
Total production costs	$3,458,430	$2,894,122	$564,308	19.5%

CO2 cost per BOE	$8.09	$5.09	$3.00	58.9%
All other production costs per BOE	10.78	11.00	(0.22)	(2.0)%
Production costs per BOE	$18.87	$16.09	$2.78	17.3%

CO2 volumes (Mcf, gross)	6,404,282	4,126,152	2,278,130	55.2%
CO2 volumes (MMcf per day, gross)	69.6	45.3	24.3	53.6%

DD&A of proved oil and gas properties	$1,516,742	$1,489,762	$26,980	1.8%
Depreciation of other property and equipment	4,143	5,549	(1,406)	(25.3)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	24,184	23,425	759	3.2%
Total DD&A	$1,548,460	$1,522,127	$26,333	1.7%

Oil and gas DD&A rate per BOE	$8.27	$8.28	$(0.01)	(0.1)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended September 30,
	2018	2017	Variance	Variance %
Oil and gas production:
Crude oil revenues	$11,397,452	$7,829,255	$3,568,197	45.6%
NGL revenues	909,627	572,712	336,915	58.8%
Total revenues	$12,307,079	$8,401,967	$3,905,112	46.5%

Crude oil volumes (Bbl)	158,906	166,737	(7,831)	(4.7)%
NGL volumes (Bbl)	24,401	25,246	(845)	(3.3)%
Equivalent volumes (BOE)	183,307	191,983	(8,676)	(4.5)%

Crude oil (BOPD, net)	1,727	1,812	(85)	(4.7)%
NGLs (BOEPD, net)	265	274	(9)	(3.3)%
Equivalent volumes (BOEPD, net)	1,992	2,086	(94)	(4.5)%

Crude oil price per Bbl	$71.72	$46.96	$24.76	52.7%
NGL price per Bbl	37.28	22.69	14.59	64.3%
Equivalent price per BOE	$67.14	$43.76	$23.38	53.4%

CO2 costs	$1,483,852	$1,088,261	$395,591	36.4%
Other production costs	1,974,578	1,667,421	307,157	18.4%
Total production costs	$3,458,430	$2,755,682	$702,748	25.5%

CO2 cost per BOE	$8.09	$5.67	$2.42	42.7%
All other production costs per BOE	10.78	8.68	2.10	24.2%
Production costs per BOE	$18.87	$14.35	$4.52	31.5%

CO2 volumes (Mcf, gross)	6,404,282	6,373,756	30,526	0.5%
CO2 volumes (MMcf per day, gross)	69.6	69.3	0.3	0.4%

DD&A of proved oil and gas properties	$1,516,742	$1,510,881	$5,861	0.4%
Depreciation of other property and equipment	4,143	4,271	(128)	(3.0)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	24,184	21,579	2,605	12.1%
Total DD&A	$1,548,460	$1,540,122	$8,338	0.5%

Oil and gas DD&A rate per BOE	$8.27	$7.87	$0.40	5.1%

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